   Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Home Properties Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our reports dated May 23, 2005 relating to the financial statements of The Apartments at Wellington Trace, The Hamptons, and The Regency Club Apartments, which appear in the Current Report on Form 8-K dated August 8, 2005. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
September 8, 2005